Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

VERRA MOBILITY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, $0.0001 par value per share	457(c) and 457(h)	5,000,000 (2)	$17.56	$87,800,000	$0.0001102	$9,675.56

Total Offering Amounts					$87,800,000		$9,675.56

Total Fee Offsets							—

Net Fee Due							$9,675.56

(1)

In accordance with Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers any additional securities to be offered or issued pursuant to the Verra Mobility Corporation Amended and Restated 2018 Equity Incentive Plan (the “Plan”) as the result of any future stock split, stock dividend, recapitalization or other similar transaction.

(2)

Represents 5,000,000 additional shares of Class A Common Stock, $0.0001 par value per share (the “Common Stock”) that were added to the shares authorized for issuance under the Plan, which are in addition to shares of Stock previously registered in connection with the Plan on Registration Statement on Form S-8 filed with the Commission on March 18, 2019.

(3)

Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act. The maximum price per share and the maximum aggregate offering price are based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on May 25, 2023, which is within five business days prior to filing this Registration Statement.